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Exhibit 99.5

CONSENT OF
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

Board of Directors
Great Lakes Chemical Corporation
9025 North River Road, Suite 400
Indianapolis, Indiana 46240

        We hereby consent to the use of our opinion letter dated March 8, 2005 to the Board of Directors of Great Lakes Chemical Corporation ("Great Lakes") included as Annex D to the joint proxy statement/prospectus which forms a part of Amendment No. 1 to the Registration Statement of Crompton Corporation ("Crompton") on Form S-4 relating to the proposed merger of Great Lakes with a subsidiary of Crompton, and to the references to such opinion in such joint proxy statement/prospectus under the caption "THE MERGER-Opinions of Financial Advisors-Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated-Financial Advisor to Great Lakes." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
	By:	/s/ MARCO DE CARVALHO
Name: Marco de Carvalho Title: Vice President, Mergers & Acquisitions
New York, NY May 10, 2005

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  Exhibit 99.5